EXHIBIT 10.2

TAX MATTERS AGREEMENT

BY AND BETWEEN

RAYONIER INC.

AND

RAYONIER HOLDING COMPANY

DATED AS OF [—]

TAX MATTERS AGREEMENT

THIS TAX MATTERS AGREEMENT (this “Agreement”), dated as of [—], is by and between Rayonier Inc., a North Carolina corporation (“Rayonier”), Rayonier Holding Company, a Delaware corporation (“SpinCo”), Rayonier TRS Holdings Inc., a wholly owned Subsidiary of Rayonier (“TRS”), and Rayonier Products LLC, a Delaware Limited Liability Company and wholly owned subsidiary of TRS (“Products”). Each of Rayonier, SpinCo, TRS, and Products is sometimes referred to herein as a “Party” and, collectively, as the “Parties.”

WHEREAS, Rayonier has elected to be classified as a real estate investment trust within the meaning of Section 856(a) of the Code;

WHEREAS, Products has elected to be treated as a corporation for U.S. federal income tax purposes;

WHEREAS, Rayonier, through its various Subsidiaries, is engaged in the Rayonier Business and the SpinCo Business;

WHEREAS, the board of directors of Rayonier has determined that it is in the best interests of Rayonier and its shareholders to create a new publicly traded company which shall operate the SpinCo Business;

WHEREAS, Rayonier and SpinCo have entered into the Separation and Distribution Agreement pursuant to which (a) Rayonier will, and will cause its Subsidiaries to, transfer certain assets, liabilities, Subsidiaries and businesses of Rayonier and its Subsidiaries to SpinCo and its Subsidiaries pursuant to the Plan of Reorganization, as a result of which SpinCo will own, directly and through its Subsidiaries, the SpinCo Business (the “Restructuring”), and (b) Rayonier will distribute all of the stock of SpinCo to its shareholders (the “Distribution”) as described therein;

WHEREAS, prior to consummation of the Restructuring and the Distribution, TRS was the common parent corporation of an affiliated group of corporations within the meaning of Section 1504 of the Code;

WHEREAS, prior to consummation of the Restructuring and the Distribution, Products was a wholly owned Subsidiary of TRS;

WHEREAS, the Parties intend that, for U.S. federal income Tax purposes, certain steps of the Restructuring and the Distribution shall qualify as tax-free transactions pursuant to Sections 355, 368(a)(1)(D) and related provisions of the Code; and

WHEREAS, the Parties wish to (a) provide for the payment of Tax liabilities and entitlement to refunds thereof, (b) allocate responsibility for, and cooperation in, the filing of Tax Returns, and provide for certain other matters relating to Taxes, and (c) set forth certain covenants and indemnities relating to the preservation of the tax-free status of certain steps of the Restructuring and the Distribution.

NOW, THEREFORE, in consideration of the foregoing and the terms, conditions, covenants and provisions of this Agreement, each of the Parties mutually covenants and agrees as follows:

ARTICLE I

DEFINITIONS

Section 1.01.  General.  As used in this Agreement, the following terms shall have the following meanings:

“Accounting Firm” has the meaning set forth in Section 10.01(b).

“Adjustment” means any change in the Tax liability of a taxpayer, determined issue-by-issue or transaction-by-transaction, as the case may be.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Ancillary Agreement” has the meaning set forth in the Separation and Distribution Agreement.

“Benefited Party” has the meaning set forth in Section 6.01(b) of this Agreement.

“Closing Date” means the date on which the Distribution occurs.

“Code” means the Internal Revenue Code of 1986, as amended from time to time (including corresponding provisions of any successor statute).

“Common Parent” means (i) for U.S. federal Income Tax purposes, the “common parent corporation” of an “affiliated group” (in each case, within the meaning of Section 1504 of the Code) filing a U.S. federal consolidated Income Tax Return, or (ii) for state, local or foreign income Tax purposes, the common parent (or the equivalent thereof) of a Tax Group.

“Disqualifying Action” means a Rayonier Disqualifying Action or a SpinCo Disqualifying Action.

“Distribution” has the meaning set forth in the preamble to this Agreement.

“Due Date” means (i) with respect to a Tax Return, the date (taking into account all valid extensions) on which such Tax Return is required to be filed under applicable Law and (ii) with respect to a payment of Taxes, the date on which such payment is required to be made to avoid the incurrence of interest, penalties and/or additions to Tax.

“Effective Time” has the meaning set forth in the Separation and Distribution Agreement.

“Employee Matters Agreement” has the meaning set forth in the Separation and Distribution Agreement.

“Extraordinary Transaction” means any action that is not in the Ordinary Course of Business, but shall not include any action described in the Separation and Distribution Agreement or any Ancillary Agreement or that is undertaken pursuant to the Restructuring, the Distribution or the Plan of Reorganization.

“Fifty-Percent or Greater Interest” has the meaning ascribed to such term for purposes of Sections 355(d) and (e) of the Code.

“Final Determination” means the final resolution of liability for any Tax Item or for the Tax liability for any taxable period, by or as a result of (i) a final decision, judgment, decree or other order by any court of competent jurisdiction that can no longer be appealed; (ii) a final settlement with the IRS, a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the Laws of other jurisdictions, which resolves the entire Tax liability for any taxable period; (iii) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund or credit may be recovered by the jurisdiction imposing the Tax; or (iv) any other final resolution, including by reason of the expiration of the applicable statute of limitations or the execution of a pre-filing agreement with the IRS or other Taxing Authority.

“Income Tax Return” means any Tax Return relating to Income Taxes.

“Income Taxes” means any Taxes based upon, measured by, or calculated with respect to: (A) net income or profits or net receipts (including, but not limited to, any capital gains, minimum Tax, any Tax on items of Tax preference, or any REIT Taxes, but not including sales, use, real or personal property, or transfer or similar Taxes) or (B) multiple bases (including corporate franchise, doing business and occupation Taxes) if one or more bases upon which such Tax may be based, measured by, or calculated with respect to, is described in clause (A).

“Indemnified Party” means the Party which is entitled to seek indemnification from another Party pursuant to the provisions of Article V.

“Indemnifying Party” means the Party from which another Party is entitled to seek indemnification pursuant to the provisions of Article V.

“Information” has the meaning set forth in Section 9.01.

“Information Request” has the meaning set forth in Section 9.01.

“IRS” means the U.S. Internal Revenue Service or any successor thereto, including, but not limited to its agents, representatives, and attorneys.

“IRS Ruling” means the U.S. federal income Tax ruling, and any supplements thereto, issued to Rayonier and TRS by the IRS in connection with the Restructuring and the Distribution.

“Law” has the meaning set forth in the Separation and Distribution Agreement.

“Mixed Business Income Taxes” means any U.S. federal, state or local, or foreign Income Taxes attributable to any Mixed Business Income Tax Return.

“Mixed Business Income Tax Return” means any Income Tax Return (other than a TRS Consolidated Return), including any consolidated, combined or unitary Income Tax Return, that relates to at least one asset or activity that is part of the Rayonier Business, on the one hand, and at least one asset or activity that is part of the SpinCo Business, on the other hand.

“Mixed Business Non-Income Tax Return” means any Non-Income Tax Return that relates to at least one asset or activity that is part of the Rayonier Business, on the one hand, and at least one asset or activity that is part of the SpinCo Business, on the other hand.

“Non-Income Tax Return” means any Tax Return relating to Taxes other than Income Taxes.

“Notified Action” has the meaning set forth in Section 8.03(a).

“Opinion” means the opinion of outside counsel to Rayonier with respect to certain Tax aspects of the Restructuring and the Distribution, as referenced in Section 3.3(a)(iv) of the Separation and Distribution Agreement.

“Ordinary Course of Business” means an action taken by a Person only if such action is taken in the ordinary course of the normal day-to-day operations of such Person.

“Party” has the meaning set forth in the preamble to this Agreement.

“Past Practice” has the meaning set forth in Section 3.01(a).

“Person” has the meaning set forth in the Separation and Distribution Agreement.

“Plan of Reorganization” has the meaning set forth in the Separation and Distribution Agreement.

“Pre-Closing Period” means any taxable period (or portion thereof) ending on or before the Closing Date.

“Post-Closing Period” means any taxable period (or portion thereof) beginning after the Closing Date.

“Proposed Acquisition Transaction” means a transaction or series of transactions (or any agreement, understanding or arrangement, within the meaning of Section 355(e) of the Code and Treasury Regulation Section 1.355-7, or any other regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported by SpinCo management or shareholders, is a hostile acquisition, or otherwise, as a result of which SpinCo would merge or consolidate with any other Person or as a result of which one or more Persons would (directly or indirectly) acquire, or have the right to acquire, from SpinCo and/or one or more holders of outstanding shares of SpinCo capital stock, as the case may be, a number of shares of SpinCo capital stock that would, when combined with any other changes in ownership of SpinCo capital stock pertinent for purposes of Section 355(e) of the Code, comprise 40% or more of (A) the value of all outstanding shares of stock of SpinCo as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (B) the total combined voting power of all outstanding shares of voting stock of SpinCo as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series. Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (A) the adoption by SpinCo of a shareholder rights plan or (B) issuances by SpinCo that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulation Section 1.355-7(d). For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders. This definition and the application thereof is intended to monitor compliance with Section 355(e) of the Code and shall be interpreted accordingly. Any clarification of, or change in, the statute or regulations promulgated under Section 355(e) of the Code shall be incorporated in this definition and its interpretation.

“Rayonier” has the meaning set forth in the preamble to this Agreement.

“Rayonier Business” has the meaning set forth in the Separation and Distribution Agreement.

“Rayonier Disqualifying Action” means (i) any action (or the failure to take any action) within the control of Rayonier or any Rayonier Entity (including entering into any agreement, understanding or arrangement or any negotiations with respect to any transaction or series of transactions) that, (ii) any event (or series of events) involving the capital stock of Rayonier, any assets of Rayonier or any assets of any Rayonier Entity that, or (iii) any breach by Rayonier or any Rayonier Entity of any representation, warranty or covenant made by them in this Agreement that, in each case, would negate the Tax-Free Status of the Transactions; provided, however, the term “Rayonier Disqualifying Action” shall not include any action described in the Separation and Distribution Agreement or any Ancillary Agreement or that is undertaken pursuant to the Restructuring, the Distribution or the Plan of Reorganization.

“Rayonier Entity” means any Subsidiary of Rayonier immediately after the Effective Time.

“Rayonier Group” means, individually or collectively, as the case may be, Rayonier and any Rayonier Entity.

“Rayonier Service Provider” has the meaning set forth in Section 6.05(c)(ii).

“Rayonier Taxes” means any Taxes of Rayonier or any Subsidiary or former Subsidiary of Rayonier for any Pre-Closing Period and, with respect to a Straddle Period, the portion of such period ending on the Closing Date (determined in accordance with Section 4.01), in each case other than SpinCo Taxes.

“Refund” means any refund (or credit in lieu thereof) of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied to other Taxes payable),

including any interest paid on or with respect to such refund of Taxes, provided, however, that for purposes of this Agreement, the amount of any Refund required to be paid to another Party shall be reduced by the net amount of any Income Taxes imposed on, related to, or attributable to, the receipt or accrual of such Refund.

“REIT Taxes” means (i) any Taxes imposed a result of the disqualification of Rayonier as a real estate investment trust under Section 856(a) of the Code, (ii) any Taxes imposed under Section 857(b)(5) of the Code, and (iii) any excise Taxes imposed under Section 4981 of the Code.

“Reliance Materials” has the meaning set forth in Section 8.01(a).

“Representatives” has the meaning set forth in the Separation and Distribution Agreement.

“Restriction Period” has the meaning set forth in Section 8.02(b).

“Restructuring” has the meaning set forth in the preamble to this Agreement.

“Restructuring/Distribution Taxes” means any Taxes imposed on or by reason of the Restructuring or the Distribution (including Transfer Taxes), other than any such Taxes caused by a Disqualifying Action. For the avoidance of doubt, Restructuring/Distribution Taxes include Taxes by reason of deferred intercompany transactions triggered by the Restructuring or the Distribution.

“Reviewing Party” has the meaning set forth in Section 3.02.

“SAG” has the meaning ascribed to the term “separate affiliated group” in Section 355(b)(3)(B) of the Code.

“Section 8.02(d) Acquisition Transaction” means any transaction or series of transactions that is not a Proposed Acquisition Transaction but would be a Proposed Acquisition Transaction if the percentage reflected in the definition of Proposed Acquisition Transaction were 25% instead of 40%.

“Separation and Distribution Agreement” means the Separation and Distribution Agreement by and between the Parties dated as of [—].

“Single Business Return” means any Single Business Income Tax Return or Single Business Non-Income Tax Return.

“Single Business Income Tax Return” means any Income Tax Return, including any consolidated, combined or unitary Tax Return, that includes assets or activities relating only to the Rayonier Business, on the one hand, or the SpinCo Business, on the other (but not both), whether or not the Person charged by Law to file such Tax Return is engaged in the business to which the Tax Return relates.

“Single Business Non-Income Tax Return” means any Tax Return that is a Non-Income Tax Return, including any consolidated, combined or unitary Tax Return, that includes assets or activities relating only to the Rayonier Business, on the one hand, or the SpinCo Business, on the other (but not both), whether or not the Person charged by Law to file such Tax Return is engaged in the business to which the Tax Return relates.

“Specified Credits” means any credit pursuant to Sections 34, 40, 6426 and 6427 of the Code.

“SpinCo” has the meaning set forth in the preamble to this Agreement.

“SpinCo Business” has the meaning set forth in the Separation and Distribution Agreement.

“SpinCo Disqualifying Action” means (i) any action (or the failure to take any action) within its control by SpinCo or any SpinCo Entity (including entering into any agreement, understanding or arrangement or any negotiations with respect to any transaction or series of transactions) that, (ii) any event (or series of events) involving the capital stock of SpinCo, any assets of SpinCo or any assets of any SpinCo Entity that, or (iii) any breach by SpinCo or any SpinCo Entity of any representation, warranty or covenant made by them in this Agreement that, in each case, would negate the Tax-Free Status of the Transactions; provided, however, that the term “SpinCo Disqualifying Action” shall not include any action described in the Separation and Distribution Agreement or any Ancillary Agreement or that is undertaken pursuant to the Restructuring, the Distribution or the Plan of Reorganization.

“SpinCo Entity” means any Subsidiary of SpinCo immediately after the Effective Time.

“SpinCo Group” means, individually or collectively, as the case may be, SpinCo and any SpinCo Entity.

“SpinCo Service Provider” has the meaning set forth in Section 6.05(c)(i).

“SpinCo Taxes” means, without duplication, (i) any Taxes of Rayonier, any Rayonier Entity, SpinCo or any SpinCo Entity, in each case for any period, attributable solely to, or arising solely with respect to, assets or activities of the SpinCo Business (excluding any Restructuring/Distribution Taxes), (ii) any Restructuring/Distribution Taxes, and (iii) any Taxes attributable to a SpinCo Disqualifying Action (including any REIT Taxes); in each case (A) whether as the result of an Adjustment, amendment or otherwise and (B) including any Taxes resulting from a change of accounting method pursuant to Section 481(a) of the Code. For the avoidance of doubt, SpinCo Taxes shall not include any Taxes attributable to a Rayonier Disqualifying Action.

“Straddle Period” means any taxable period that begins on or before and ends after the Closing Date.

“Subsidiary” has the meaning set forth in the Separation and Distribution Agreement.

“Tax” means (i) all taxes, charges, fees, duties, levies, imposts, or other similar assessments, imposed by any U.S. federal, state or local or foreign governmental authority, including, but not limited to, income, gross receipts, excise, property, sales, use, license, capital stock, transfer, franchise, margin, payroll, withholding, social security, value added and other taxes, (ii) any interest, penalties or additions attributable thereto and (iii) all liabilities in respect of any items described in clauses (i) or (ii) payable by reason of assumption, transferee or successor liability, operation of Law or Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law).

“Tax Attributes” means net operating losses, capital losses, credits (including any Specified Credits), earnings and profits (including any REIT earning and profits), overall foreign losses, previously taxed income, separate limitation losses and all other Tax attributes.

“Tax-Free Status of the Transactions” means the tax-free treatment accorded to certain of the transactions taken in connection with the Restructuring and the Distribution as set forth in the IRS Ruling and the Opinion.

“Tax Group” means any U.S. federal, state, local or foreign affiliated, consolidated, combined, unitary or similar group or fiscal unity that joins in the filing of a single Tax Return.

“Tax Item” means any item of income, gain, loss, deduction, credit, recapture of credit or any other item which increases or decreases Taxes paid or payable.

“Taxing Authority” means any governmental authority or any subdivision, agency, commission or entity thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

“Tax Matter” has the meaning set forth in Section 9.01.

“Tax Package” means all relevant Tax-related information relating to the operations of the Rayonier Business or the SpinCo Business, as applicable, that is reasonably necessary to prepare and file the applicable Tax Return.

“Tax Proceeding” means any audit, assessment of Taxes, pre-filing agreement, other examination by any Taxing Authority, proceeding, appeal of a proceeding or litigation relating to Taxes, whether administrative or judicial, including proceedings relating to competent authority determinations.

“Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, or declaration of estimated Tax) required to be supplied to, or filed with, a Taxing Authority in connection with the payment, determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax and any amended Tax return or claim for refund.

“Transfer Taxes” means all sales, use, transfer, real property transfer, intangible, recordation, registration, documentary, stamp or similar Taxes imposed on the Restructuring or the Distribution.

“Treasury Regulations” means the final and temporary (but not proposed) income Tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“TRS” has the meaning set forth in the preamble to this Agreement.

“TRS Consolidated Return” means the U.S. federal Income Tax Return required to be filed by TRS as the Common Parent.

“Unqualified Tax Opinion” means a “will” opinion, without substantive qualifications, of a nationally recognized law firm, which law firm is reasonably acceptable to Rayonier, to the effect that a transaction will not affect the Tax-Free Status of the Transactions.

“U.S.” means the United States of America.

Section 1.02.  Additional Definitions.

(a)            Capitalized terms not defined in this Agreement shall have the meaning ascribed to them in the Separation and Distribution Agreement.

ARTICLE II

PREPARATION, FILING AND PAYMENT OF TAXES SHOWN DUE

ON TAX RETURNS

Section 2.01.  TRS Consolidated Returns.

(a)       General.  TRS shall prepare and file all TRS Consolidated Returns for a Pre-Closing Period or a Straddle Period and shall pay all Taxes shown to be due and payable on such Tax Returns; provided that SpinCo shall reimburse Rayonier for any such Taxes that are SpinCo Taxes.

(b)       Extraordinary Transactions.  Notwithstanding anything to the contrary in this Agreement, for all Tax purposes, the Parties shall report any Extraordinary Transactions that are caused or permitted by SpinCo or any its Subsidiaries on the Closing Date after the Effective Time as occurring on the day after the Closing Date pursuant to Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) or any similar or analogous provision of state, local or foreign Law.

Section 2.02.  Mixed Business Returns.

(a)       Mixed Business Income Tax Returns.

(i)       Rayonier shall prepare and file (or cause a Rayonier Entity to prepare and file) any Mixed Business Income Tax Return for a Pre-Closing Period or a Straddle Period required to be filed by Rayonier or a Rayonier Entity and shall pay, or cause such Rayonier Entity to pay, all Taxes shown to be due and payable on such Tax Return; provided that SpinCo shall reimburse Rayonier for any such Taxes that are SpinCo Taxes.

(ii)       Rayonier shall prepare (or cause a Rayonier Entity to prepare), and SpinCo shall file (or cause a SpinCo Entity to file), any Mixed Business Income Tax Return for a Pre-Closing Period or a Straddle Period required to be filed by SpinCo or a SpinCo Entity, and SpinCo shall pay, or cause such SpinCo Entity to pay, all Taxes shown to be due and payable on such Tax Return, provided that Rayonier shall reimburse SpinCo for any such Taxes that are Rayonier Taxes.

(b)       Mixed Business Non-Income Tax Returns.

(i)       Rayonier shall prepare and file (or cause a Rayonier Entity to prepare and file) any Mixed Business Non-Income Tax Return for a Pre-Closing Period or a Straddle Period required to be filed by Rayonier or a Rayonier Entity and shall pay, or cause such Rayonier Entity to pay, all Taxes shown to be due and payable on such Tax Return, provided that SpinCo shall reimburse Rayonier for any such Taxes that are SpinCo Taxes.

(ii)       SpinCo shall prepare and file (or cause a SpinCo Entity to prepare and file) any Mixed Business Non-Income Tax Return for a Pre-Closing Period or a Straddle Period required to be filed by SpinCo or a SpinCo Entity and shall pay, or cause such SpinCo Entity to pay, all Taxes shown to be due and payable on such Tax Return, provided that Rayonier shall reimburse SpinCo for any such Taxes that are Rayonier Taxes.

Section 2.03.  Single Business Returns.

(a)       Single Business Income Tax Returns.

(i)       Rayonier shall prepare and file (or cause a Rayonier Entity to prepare and file) any Single Business Income Tax Return for a Pre-Closing Period or a Straddle Period required to be filed by Rayonier or a Rayonier Entity and shall pay, or cause such Rayonier Entity to pay, all Taxes shown to be due and payable on such Tax Return; provided that SpinCo shall reimburse Rayonier for any such Taxes that are SpinCo Taxes.

(ii)       Rayonier shall prepare (or cause a Rayonier Entity to prepare), and SpinCo shall file (or cause a SpinCo Entity to file), any Single Business Income Tax Return for a Pre-Closing Period or a Straddle Period required to be filed by SpinCo or a SpinCo Entity, and SpinCo shall pay, or cause such SpinCo Entity to pay, all Taxes shown to be due and payable on such Tax Return, provided that Rayonier shall reimburse SpinCo for any such Taxes that are Rayonier Taxes.

(b)       Single Business Non-Income Tax Returns.

(i)       Rayonier shall prepare and file (or cause a Rayonier Entity to prepare and file) any Single Business Non-Income Tax Return for a Pre-Closing Period or a Straddle Period required to be filed by Rayonier or a Rayonier Entity and shall pay, or cause such Rayonier Entity to pay, all Taxes shown to be due and payable on such Tax Return, provided that SpinCo shall reimburse Rayonier for any such Taxes that are SpinCo Taxes.

(ii)       SpinCo shall prepare and file (or cause a SpinCo Entity to prepare and file) any Single Business Non-Income Tax Return for a Pre-Closing Period or a Straddle Period

required to be filed by SpinCo or a SpinCo Entity and shall pay, or cause such SpinCo Entity to pay, all Taxes shown to be due and payable on such Tax Return, provided that Rayonier shall reimburse SpinCo for any such Taxes that are Rayonier Taxes.

ARTICLE III

TAX RETURN PROCEDURES

Section 3.01.  Procedures relating to TRS Consolidated Returns, Mixed Business Income Tax Returns and Single Business Income Tax Returns.

(a)       In connection with the preparation of any Tax Return pursuant to Sections 2.01 or 2.02(a), SpinCo will assist and cooperate with Rayonier by preparing and providing to Rayonier, if requested in writing by Rayonier, proforma Tax Returns for SpinCo and any SpinCo Entity to be included in such TRS Consolidated Return or equivalent financial data to be used in the preparation of a Mixed Business Income Tax Return, as applicable. Proforma Tax Returns shall be prepared in accordance with past practices, accounting methods, elections and conventions (“Past Practice”), unless otherwise required by Law or requested in writing by Rayonier. At its option, Rayonier may engage an accounting firm of its choice to review the proforma Tax Return, supporting documentation, and statements submitted by SpinCo and in connection therewith, shall determine whether such Tax Return was prepared in accordance with Past Practice. Prior to engaging such accounting firm, Rayonier shall provide the suggested scope for such accounting review to SpinCo for review and discussion. All costs and expenses associated with such review will be borne by SpinCo upon receipt of invoices detailing the work performed by such accounting firm.

(b)       All TRS Consolidated Returns, Mixed Business Income Tax Returns and Single Business Income Tax Returns, in each case required to be prepared by Rayonier pursuant to Article II, shall be prepared by Rayonier in the manner determined by Rayonier in its sole discretion unless otherwise required by Law. Rayonier shall deliver to SpinCo for its review a draft of such TRS Consolidated Return, Mixed Business Income Tax Return or Single Business Income Tax Return (or to the extent practicable the portion of such Tax Return that relates to SpinCo Taxes) at least 30 days prior to the Due Date for such Tax Return, provided, however, that nothing herein shall prevent Rayonier from timely filing any such Tax Return. Rayonier shall consider any comments received from SpinCo in good faith.

Section 3.02.  Procedures relating to Mixed Business Non-Income Tax Return and Single Business Non-Income Tax Returns.  The Party that is required to prepare and file any Tax Return pursuant to Sections 2.02(b) or 2.03(b) (the “Preparing Party”) which reflects Taxes which are reimbursable by the other Party (the “Reviewing Party”), in whole or in part, shall (1) unless otherwise required by Law or agreed to in writing by the Reviewing Party, prepare such Tax Return in a manner consistent with Past Practice to the extent such items affect the Taxes for which the Reviewing Party is responsible pursuant to this Agreement, and (2) submit to the Reviewing Party a draft of any such Tax Return (or to the extent practicable the portion of such Tax Return that relates to Taxes for which the Reviewing Party is responsible pursuant to this Agreement) along with a statement setting forth the calculation of the Tax shown due and payable on such Tax Return reimbursable by the Reviewing Party under Sections 2.02(b) or

2.03(b) at least 30 days prior to the Due Date for such Tax Return provided, however, that nothing herein shall prevent the Preparing Party from timely filing any such Mixed Business Non-Income Tax Return or Single Business Non-Income Tax Return. The Parties shall negotiate in good faith to resolve all disputed issues. Any disputes that the Parties are unable to resolve shall be resolved by the Accounting Firm pursuant to Section 10.01. In the event that any dispute is not resolved (whether pursuant to good faith negotiations among the Parties or by the Accounting Firm) prior to the Due Date for the filing of any Mixed Business Non-Income Tax Return or Single Business Non-Income Tax Return, such Mixed Business Non-Income Tax Return or Single Business Non-Income Tax Return, as applicable, shall be timely filed by the Preparing Party and the Parties agree to amend such Tax Return as necessary to reflect the resolution of such dispute in a manner consistent with such resolution.

Section 3.03.  Notwithstanding anything to the contrary in Articles II, III and IV, the portion of any Tax Return that relates to any Restructuring/Distribution Taxes or any Taxes attributable to a Rayonier Disqualifying Action shall be prepared by Rayonier in the manner determined by Rayonier in its sole discretion (or, if such Tax Return is required to be prepared by SpinCo, be prepared by SpinCo in the manner determined by Rayonier in its sole discretion); provided, however, that nothing herein shall prevent Rayonier from timely filing any such Tax Return.

ARTICLE IV

TAX TIMING AND ALLOCATION

Section 4.01.  Straddle Period Tax Allocation.  For U.S. federal Income Tax purposes, the taxable year of each SpinCo Entity (other than SpinCo) that was a member of the affiliated group of corporations of which TRS was the Common Parent shall end as of the close of the Closing Date. Rayonier and SpinCo shall take all actions necessary or appropriate to close the taxable year of each SpinCo Entity (other than SpinCo) for all other Tax purposes as of the close of the Closing Date to the extent required by applicable Law. If applicable Law does not require SpinCo or a SpinCo Entity, as the case may be, to close its taxable year on the Closing Date, then the allocation of income or deductions required to determine any Taxes or other amounts attributable to the portion of the Straddle Period ending on, or beginning after, the Closing Date shall be made by means of a closing of the books and records of SpinCo or such SpinCo Entity as of the close of the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual or periodic basis shall be allocated between such portions in proportion to the number of days in each such portion.

Section 4.02.  Timing of Payments.  All Taxes required to be paid or caused to be paid pursuant to Article II by either Rayonier or a Rayonier Entity or SpinCo or a SpinCo Entity, as the case may be, to an applicable Taxing Authority or to be reimbursed by Rayonier or SpinCo to the other Party pursuant to this Agreement, shall, in the case of a payment to a Taxing Authority, be paid on or before the Due Date for the payment of such Taxes and, in the case of a payment to the other Party, be paid at least 2 business days before the Due Date for the payment of such Taxes by the other Party.

Section 4.03.  Expenses.  Except as provided in Section 3.01 in respect of the proforma Tax Returns submitted by SpinCo or Section 10.01(b) in respect of the Accounting Firm, each Party shall bear its own expenses incurred in connection with Articles II, III and IV.

Section 4.04.  Apportionment of SpinCo Taxes.  For all purposes of this Agreement, Rayonier, on the one hand, and SpinCo, on the other hand, shall jointly determine in good faith which Tax Items are properly attributable to assets or activities of the SpinCo Business (and in the case of a Tax Item that is properly attributable to both the SpinCo Business and the Rayonier Business, the allocation of such Tax Item between the SpinCo Business and the Rayonier Business) in a manner consistent with the provisions hereof and any disputes shall be resolved in accordance with Article X.

Section 4.05.  Coordination with Article VI.  Articles II, III and IV shall not apply to any amended Tax Returns, such amended Tax Returns being governed by Article VI.

ARTICLE V.

INDEMNIFICATION

Section 5.01.  Indemnification by Rayonier.  Rayonier shall pay, and shall indemnify and hold the SpinCo Group harmless from and against, without duplication, (i) all Rayonier Taxes, (ii) all Taxes incurred by SpinCo or any SpinCo Entity by reason of the breach by Rayonier of any of its representations, warranties or covenants hereunder, and (iii) any costs and expenses related to the foregoing (including reasonable fees of attorneys and experts and out-of-pocket expenses).

Section 5.02.  Indemnification by SpinCo.  SpinCo shall pay, and shall indemnify and hold the Rayonier Group harmless from and against, without duplication, (i) all SpinCo Taxes, (ii) all Taxes incurred by Rayonier or any Rayonier Entity by reason of the breach by SpinCo of any of its representations, warranties or covenants hereunder (including any REIT Taxes), and (iii) any costs and expenses related to the foregoing (including reasonable fees of attorneys and experts and out-of-pocket expenses), except in each case to the extent Rayonier expressly waives such right to receive an indemnification payment (or portion thereof) in writing.

Section 5.03.  Characterization of and Adjustments to Payments.

(a)        For all Tax purposes, Rayonier and SpinCo agree to treat (i) any payment required by this Agreement (other than payments with respect to interest accruing after the Closing Date) as either a contribution by Rayonier to SpinCo or a distribution by SpinCo to Rayonier, as the case may be, occurring immediately prior to the Closing Date or as a payment of an assumed or retained liability and (ii) any payment of non-federal Taxes by or to a Taxing Authority or any payment of interest as taxable or deductible, as the case may be, to the Party entitled under this Agreement to retain such payment or required under this Agreement to make such payment, in either case except as otherwise required by applicable Law.

(b)        Any indemnification payment under this Article V shall be increased to take into account any inclusion in income of the Indemnified Party arising from the receipt of such indemnity payment (including any REIT Taxes resulting therefrom) and shall be decreased to take into account any reduction in income of the Indemnified Party arising from such indemnified liability, except, in the case of an increase, to the extent the Indemnified Party expressly waives such right to receive an increased indemnification payment (or portion thereof) in writing. For purposes hereof, any inclusion or reduction shall be determined (i) using the highest marginal rates in effect at the time of the determination and (ii) assuming that the Indemnified Party will be liable for Taxes at such rate and has no Tax Attributes at the time of the determination.

Section 5.04.  Timing of Indemnification Payments.  Indemnification payments required pursuant to this Article V shall be paid by the Indemnifying Party to the Indemnified Party as the associated indemnifiable liabilities are incurred upon demand by the Indemnified Party, including reasonably satisfactory documentation setting forth the basis for the amount of such indemnification payment.

ARTICLE VI

REFUNDS, CARRYBACKS, AMENDMENTS AND TAX ATTRIBUTES

Section 6.01.  Refunds.

(a)       Except as provided in Section 6.02, Rayonier shall be entitled to all Refunds of Taxes for which Rayonier is responsible pursuant to Article II or is or may be liable pursuant to Article V, and SpinCo shall be entitled to all Refunds of Taxes for which SpinCo is responsible pursuant to Article II or is or may be liable pursuant to Article V. A Party receiving a Refund to which the other Party is entitled pursuant to this Agreement shall pay the amount to which such other Party is entitled within ten (10) days after the receipt of the Refund.

(b)       In the event of an Adjustment relating to Taxes for which one Party is responsible pursuant to Article II or is or may be liable pursuant to Article V which would have given rise to a Refund but for an offset against the Taxes for which the other Party is or may be liable pursuant to Article V (the “Benefited Party”), then the Benefited Party shall pay to the other Party, within ten (10) days of the Final Determination of such Adjustment an amount equal to the lesser of (i) the amount of such hypothetical Refund or (ii) the amount of such reduction in the Taxes of the Benefited Party, in each case plus interest at the rate set forth in Section 6621(a)(1) on such amount for the period from the filing date of the Tax Return that would have given rise to such Refund to the payment date.

(c)       Notwithstanding Section 6.01(a), to the extent that a Party applies or causes to be applied an overpayment of Taxes as a credit toward or a reduction in Taxes otherwise payable (or a Taxing Authority requires such application in lieu of a Refund) and such overpayment of Taxes, if received as a Refund, would have been payable by such Party to the other Party pursuant to this Section 6.01, such Party shall pay such amount to the other Party no later than the Due Date of the Tax Return for which such overpayment is applied to reduce Taxes otherwise payable.

(d)       To the extent that the amount of any Refund under this Section 6.01 is later reduced by a Taxing Authority or a Tax Proceeding, such reduction shall be allocated to the Party to which such Refund was allocated pursuant to this Section 6.01 and an appropriate adjusting payment shall be made.

Section 6.02.  Carrybacks.

(a)       The carryback of any loss, credit or other Tax Attribute from any Post-Closing Period shall be in accordance with the provisions of the Code and Treasury Regulations (and any applicable state, local or foreign Laws).

(b)       (i)  Subject to Sections 6.02(c) and 6.02(d), in the event that any member of the SpinCo Group realizes any loss, credit or other Tax Attribute in a Post-Closing Period of such member, such member may elect to carry back such loss, credit or other Tax Attribute to a Pre-Closing Period or a Straddle Period of Rayonier. Rayonier shall cooperate with SpinCo and such member in seeking from the appropriate Taxing Authority any Refund that reasonably would result from such carryback (including by filing an amended Tax Return) at SpinCo’s cost and expense; provided, that Rayonier shall not be required to seek such Refund and SpinCo and such member shall not be permitted to seek such Refund, in each case to the extent that such Refund would reasonably be expected to materially adversely impact Rayonier (including through an increase in Taxes or a loss or reduction of a Tax Attribute regardless of whether or when such Tax Attribute otherwise would have been used), in each case without the prior written consent of Rayonier. SpinCo (or such member) shall be entitled to any Refund realized by any member of the Rayonier Group or the SpinCo Group resulting from such carryback.

(ii)       Subject to Sections 6.02(c) and 6.02(d), in the event that any member of the Rayonier Group realizes any loss, credit or other Tax Attribute in a Post-Closing Period of such member, such member may elect to carry back such loss, credit or other Tax Attribute to a Pre-Closing Period or a Straddle Period of such member. SpinCo shall cooperate with Rayonier and such member in seeking from the appropriate Taxing Authority any Refund that reasonably would result from such carryback (including by filing an amended Tax Return), at Rayonier’s cost and expense; provided, that SpinCo shall not be required to seek such Refund and Rayonier and such member shall not be permitted to seek such Refund, in each case to the extent that such Refund would reasonably be expected to materially adversely impact SpinCo (including through an increase in Taxes or a loss or reduction of a Tax Attribute regardless of whether or when such Tax Attribute otherwise would have been used), in each case without the prior written consent of SpinCo. Rayonier shall be entitled to any Refund realized by any member of the SpinCo Group or the Rayonier Group resulting from such carryback.

(c)        Except as otherwise provided by applicable Law, if any loss, credit or other Tax Attribute of the Rayonier Business and the SpinCo Business both would be eligible to be carried back or carried forward to the same Pre-Closing Period (had such carryback been the only carryback to such taxable period), any Refund resulting therefrom shall be allocated between Rayonier and SpinCo proportionately based on the relative amounts of the Refunds to which the Rayonier Business and the SpinCo Business, respectively, would have been entitled had such carryback been the only carryback to such taxable period.

(d)       To the extent the amount of any Refund under this Section 6.02 is later reduced by a Tax Authority or a Tax Proceeding, such reduction shall be allocated to the Party to which such Refund was allocated pursuant to this Section 6.02.

(e)       To the extent any Tax Attributes (including any Specified Credits) attributable to or arising with respect to the assets or activities of the SpinCo Business are allocated to the Rayonier Group pursuant to Section 6.04 and are utilized to reduce the Taxes for which Rayonier or a Rayonier Entity is responsible pursuant to Articles II or V, Rayonier shall pay to SpinCo the amount of such reduction in Taxes within ten (10) days of such time as such reduction is actually realized in cash.

(f)       To the extent any Tax Attributes attributable to or arising with respect to the assets or activities of the Rayonier Business are utilized to reduce the Taxes for which SpinCo or a SpinCo Entity is responsible pursuant to Articles II or V (including any Taxes resulting from any adjustment resulting from a change of accounting method pursuant to Section 481(a) of the Code), SpinCo shall pay to Rayonier the amount of such reduction in Taxes within ten (10) days of such time as such reduction is actually realized in cash.

Section 6.03.  Amended Tax Returns.

(a)       TRS Consolidated Returns.  Rayonier shall, in its sole discretion, be permitted to amend any TRS Consolidated Return for a Pre-Closing Period or a Straddle Period; provided, however, that unless otherwise required by a Final Determination, Rayonier shall not amend any such TRS Consolidated Return to the extent that any such amendment (i) would reasonably be expected to materially adversely impact SpinCo (including through an increase in Taxes or a loss or reduction of a Tax Attribute regardless of whether or when such Tax Attribute otherwise would have been used) or (ii) is inconsistent with Past Practice, in each case without the prior written consent of SpinCo, which consent shall not be unreasonably withheld or delayed.

(b)       Mixed Business Income Tax Returns and Single Business Income Tax Returns.  Rayonier shall, in its sole discretion, be permitted to amend, or to cause SpinCo or any SpinCo Entity to amend (and SpinCo shall, if Rayonier so chooses, amend or cause the applicable SpinCo Entity to amend), any Mixed Business Income Tax Return or Single Business Income Tax Return for a Pre-Closing Period or a Straddle Period; provided, however, that unless otherwise required by a Final Determination, Rayonier shall not be permitted to so amend any such Mixed Business Income Tax Return or Single Business Income Tax to the extent that any such amendment would reasonably be expected to materially adversely impact SpinCo (including through an increase in Taxes or a loss or reduction of a Tax Attribute regardless of whether or when such Tax Attribute otherwise would have been used) in a Post-Closing Period or the portion of a Straddle Period beginning after the Closing Date, in each case without the prior written consent of SpinCo.

(c)       Mixed Business Non-Income Tax Returns and Single Business Non-Income Tax Returns.  Each of Rayonier or SpinCo, as the case may be, shall, in its sole discretion, be permitted to amend (or cause or permit to be amended) any Mixed Business Non-Income Tax Return or Single Business Non-Income Tax Return; provided, however, that if any Party wishes to amend any such Tax Return for which the other Party may be liable for Taxes pursuant to this

Agreement, then, unless otherwise required by a Final Determination, Rayonier or SpinCo, as the case may be shall not be permitted to so amend (or cause or permit to be amended) any such Mixed Business Non-Income Tax Return or Single Business Non-Income Tax Return, as the case may be, to the extent that any such amendment (i) would reasonably be expected to materially adversely impact the other Party (including through an increase in Taxes or a loss or reduction of a Tax Attribute regardless of whether or when such Tax Attribute otherwise would have been used) or (ii) is inconsistent with Past Practice, in each case without the prior written consent of such other Party, which consent shall not be unreasonably withheld or delayed.

Section 6.04.    Tax Attributes.

(a)       Tax Attributes arising in a Pre-Closing Period shall be allocated to the Rayonier Group (including to TRS) and the SpinCo Group in accordance with the Code and Treasury Regulations (and any applicable state, local and foreign Laws). Rayonier and SpinCo shall jointly determine the allocation of such Tax Attributes arising in Pre-Closing Periods as soon as reasonably practicable following the Closing Date, and hereby agree to compute all Taxes for Post-Closing Periods consistently with that determination unless otherwise required by a Final Determination.

(b)       To the extent that the amount of any Tax Attribute is later reduced or increased by a Taxing Authority or Tax Proceeding, such reduction or increase shall be allocated to the Party to which such Tax Attribute was allocated pursuant to Section 6.04(a).

Section 6.05.    Treatment of Deductions Associated with Equity-Related Compensation.

(a)       Solely Rayonier or any member of the Rayonier Group, as the case may be, shall be entitled to claim any Tax deduction associated with the following items on its respective Tax Return:

(i)       The exercise of any SpinCo Options by any Rayonier Service Provider, the vesting or settlement of SpinCo Restricted Stock Awards and SpinCo Performance Share Awards held by any Rayonier Service Provider and the payment of any dividends or dividend equivalents with respect to such SpinCo Restricted Stock Awards and SpinCo Performance Share Awards to Rayonier Service Providers.

(ii)       The exercise of any Post-Separation Rayonier Options by any Rayonier Service Provider, the vesting of Post-Separation Rayonier Restricted Stock Awards and Post-Separation Performance Share Awards held by any Rayonier Service Provider and the payment of any dividends or dividend equivalents with respect to such Post-Separation Rayonier Restricted Stock Awards and Post-Separation Performance Share Awards to Rayonier Service Providers.

(b)       Solely SpinCo or any member of the SpinCo Group, as the case may be, shall be entitled to claim any Tax deduction associated with the following items on its respective Tax Return:

(i)       The exercise of any Post-Separation Rayonier Options by any SpinCo Service Provider, the vesting of Post-Separation Rayonier Restricted Stock Awards and Post-

Separation Performance Share Awards held by any SpinCo Service Provider and the payment of any dividends or dividend equivalents with respect to such Post-Separation Rayonier Restricted Stock Awards and Post-Separation Performance Share Awards to SpinCo Service Providers.

(ii)       The exercise of any SpinCo Options by any SpinCo Service Provider, the vesting or settlement of SpinCo Restricted Stock Awards and SpinCo Performance Share Awards held by any SpinCo Service Provider and the payment of any dividends or dividend equivalents with respect to such SpinCo Restricted Stock Awards and SpinCo Performance Share Awards to SpinCo Service Providers.

(c)       The following terms shall have the following meanings:

(i)       “SpinCo Service Provider” means any SpinCo Group Employee, Former SpinCo Group Employee or Transferred Director (each as defined in the Employee Matters Agreement) at the time of the exercise, vesting, settlement disqualifying disposition or payment;

(ii)       “Rayonier Service Provider” means any Rayonier Group Employee, Former Rayonier Group Employee, or former non-employee director of Rayonier (who is not a Transferred Director) at the time of the exercise, vesting, disqualifying disposition or payment.

(d)       Capitalized terms used in this Section 6.05 but not otherwise defined herein shall have the respective meanings ascribed to them in the Employee Matters Agreement.

ARTICLE VII

TAX PROCEEDINGS

Section 7.01.  Notification of Tax Proceedings.  Within ten (10) days after an Indemnified Party becomes aware of the commencement of a Tax Proceeding that may give rise to Taxes for which an Indemnifying Party is responsible pursuant to Article V, such Indemnified Party shall notify the Indemnifying Party of such Tax Proceeding, and thereafter shall promptly forward or make available to the Indemnifying Party copies of notices and communications relating to such Tax Proceeding. The failure of the Indemnified Party to notify the Indemnifying Party of the commencement of any such Tax Proceeding within such ten (10) day period or promptly forward any further notices or communications shall not relieve the Indemnifying Party of any obligation which it may have to the Indemnified Party under this Agreement except to the extent that the Indemnifying Party is actually prejudiced by such failure.

Section 7.02.  Statute of Limitations.  Any extension of the statute of limitations for any Taxes or a Tax Return for any Pre-Closing Period or a Straddle Period shall be made by the Party required to file such Tax Return or pay such Taxes to a Taxing Authority; provided that to the extent such Taxes or Tax Return may result in an indemnification obligation pursuant to this Agreement by the Party other than the filing Party, the Indemnifying Party may, in its reasonable discretion, require that the filing Party extend the applicable statute of limitations for such period as determined by the Indemnifying Party.

Section 7.03.  Tax Proceeding Procedures Generally.

(a)       Except as provided in Section 7.04, Rayonier shall be entitled to contest, compromise and settle any Adjustment proposed, asserted or assessed pursuant to any Tax Proceeding with respect to any TRS Consolidated Return or Mixed Business Income Tax Return and any Mixed Business Non-Income Tax Return or Single Business Return required to be prepared by Rayonier or a Rayonier Entity pursuant to Article II (including in respect of any Refund, carryback or amendment relating to any such Tax Return pursuant to Article VI), and any such defense shall be made diligently and in good faith; provided that to the extent that such Tax Proceeding could materially affect the amount of Taxes for which SpinCo is responsible pursuant to Articles II and V, Rayonier (1) shall keep SpinCo informed in a timely manner of all actions proposed to be taken by Rayonier with respect to such Tax Proceeding (or to the extent practicable the portion of such Tax Proceeding that relates to Taxes for which SpinCo is responsible pursuant to Articles II and V) and (2), shall permit SpinCo to participate in all proceedings with respect to such Tax Proceeding (or to the extent practicable the portion of such Tax Proceeding that relates to Taxes for which SpinCo is responsible pursuant to Article V) and shall not settle any such Tax Proceeding (or to the extent practicable the portion of such Tax Proceeding that relate to Taxes, or the Tax Items, for which SpinCo is responsible pursuant to Article V) without the prior written consent of SpinCo, which shall not be unreasonably withheld, delayed or conditioned.

(b)       Except as provided in Section 7.04, SpinCo shall be entitled to contest, compromise and settle any Adjustment proposed, asserted or assessed pursuant to any Tax Proceeding with respect to any Mixed Business Non-Income Tax Return or Single Business Return required to be prepared by SpinCo or a SpinCo Entity pursuant to Article II (including in respect of any Refund, carryback or amendment relating to any such Tax Return pursuant to Article VI), and any such defense shall be made diligently and in good faith; provided that to the extent that such Tax Proceeding could materially affect the amount of Taxes for which Rayonier is responsible pursuant to Articles II and V, SpinCo (1) shall keep Rayonier informed in a timely manner of all actions proposed to be taken by SpinCo with respect to such Tax Proceeding (or to the extent practicable the portion of such Tax Proceeding that relates to Taxes for which Rayonier is responsible pursuant to Articles II and V) and (2) shall permit Rayonier to participate in all proceedings with respect to such Tax Proceeding (or to the extent practicable the portion of such Tax Proceeding that relates to Taxes for which Rayonier is responsible pursuant to Articles II and V) and shall not settle any such Tax Proceeding (or to the extent practicable the portion of such Tax Proceeding that relate to Taxes, or the Tax Items, for which Rayonier is responsible pursuant to Article V) without the prior written consent of Rayonier, which shall not be unreasonably withheld, delayed or conditioned.

Section 7.04.  Tax Proceedings in respect of Restructuring/Distribution Taxes and Disqualifying Actions.

(a)       Rayonier and SpinCo shall be entitled to jointly contest, compromise and settle any Adjustment proposed, asserted or assessed pursuant to any Tax Proceeding relating to (i) Restructuring/Distribution Taxes and (ii) any Taxes attributable to a SpinCo Disqualifying Action.

(b)       Rayonier shall be entitled to contest, compromise and settle any Adjustment proposed, asserted or assessed pursuant to any Tax Proceeding relating to any Taxes attributable to a Rayonier Disqualifying Action and shall defend such Adjustment diligently and in good faith; provided, that, unless waived by the Parties in writing, Rayonier shall (i) keep SpinCo informed in a timely manner of all actions taken or proposed to be taken by Rayonier, (ii) provide copies of all correspondence or filings to be submitted to any Taxing Authority or judicial authority to SpinCo for its prior review and consent, which consent shall not be unreasonably withheld and (iii) provide SpinCo with written notice reasonably in advance of, and SpinCo shall have the right to attend, any formally scheduled meetings with any Taxing Authority or hearings or proceedings before any judicial authority.

ARTICLE VIII

TAX-FREE STATUS OF THE DISTRIBUTION

Section 8.01.  Representations and Warranties.

(a)       SpinCo.  SpinCo hereby represents and warrants or covenants and agrees, as appropriate, that the facts presented and the representations made in (A) the rayonier groupg, (B) the Opinion, (C) each submission to the IRS in connection with the IRS Ruling, (D) the representation letter from Rayonier addressed to Counsel supporting the Opinion, (E) the representation letter from SpinCo addressed to Counsel supporting the Opinion and (F) any other materials delivered or deliverable by Rayonier or SpinCo in connection with the rendering by Counsel of the Opinion and the issuance by the IRS of the IRS Ruling (all of the foregoing, collectively, the “Reliance Materials”), to the extent descriptive of the SpinCo Group (each of the distributions described in the IRS Ruling and the other Reliance Materials to the extent that they relate to the SpinCo Group and the plans, proposals, intentions and policies of the SpinCo Group), are, or will be from the time presented or made through and including the Effective Time and thereafter as relevant, true, correct and complete in all respects.

(b)       Rayonier.  Rayonier hereby represents and warrants or covenants and agrees, as appropriate, that (i) it has delivered complete and accurate copies of the Reliance Materials to SpinCo and (ii) the facts presented and the representations made therein, to the extent descriptive of the Rayonier Group (including the business purposes for each of the distributions described in the IRS Ruling and the other Reliance Materials to the extent that they relate to the Rayonier Group and the plans, proposals, intentions and policies of the Rayonier Group), are, or will be from the time presented or made through and including the Effective Time and thereafter as relevant, true, correct and complete in all respects.

(c)       No Contrary Knowledge.  Each of Rayonier and SpinCo represents and warrants that it knows of no fact (after due inquiry) that may cause the Tax treatment of the Restructuring or the Distribution to be other than the Tax-Free Status of the Transactions.

(d)       No Contrary Plan.  Each of Rayonier and SpinCo represents and warrants that neither it, nor any of its Affiliates, has any plan or intent to take any action which is inconsistent with any statements or representations made in the Reliance Materials.

Section 8.02.  Restrictions Relating to the Distribution.

(a)       General.  Neither Rayonier nor SpinCo shall, nor shall Rayonier or SpinCo permit any Rayonier Entity or any SpinCo Entity, respectively, to take any action that constitutes (or fail to take an action, the omission of which would result in, as applicable) a Disqualifying Action described in the definitions of Rayonier Disqualifying Action and SpinCo Disqualifying Action, respectively.

(b)       Restrictions.  Prior to the first day following the second anniversary of the Distribution (the “Restriction Period”), SpinCo:

(i)       shall continue and cause to be continued the active conduct of the SpinCo Business, taking into account Section 355(b)(3) of the Code, in all cases as conducted immediately prior to the Distribution.

(ii)       shall not, and shall not permit any SpinCo Entity (other than any SpinCo Entity (A) treated as an entity disregarded from its owner for federal income tax purposes or (B) that owns no, or only a de minimis amount of, assets) to, voluntarily dissolve or liquidate (including any action that is a liquidation for federal income tax purposes).

(iii)       shall not (1) enter into any Proposed Acquisition Transaction or, to the extent SpinCo has the right to prohibit any Proposed Acquisition Transaction, permit any Proposed Acquisition Transaction to occur, (2) redeem or otherwise repurchase (directly or through an Affiliate) any stock, or rights to acquire stock, except to the extent such repurchases satisfy Section 4.05(1)(b) of Revenue Procedure 96-30 (as in effect prior to the amendment of such Revenue Procedure by Revenue Procedure 2003-48), (3) amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the relative voting rights of its capital stock (including through the conversion of any capital stock into another class of capital stock), (4) merge or consolidate with any other Person and shall not permit any SpinCo Entity to merge or consolidate with any other Person or (5) take any other action or actions (including any action or transaction that would be reasonably likely to be inconsistent with any representation made in the Reliance Materials) which in the aggregate (and taking into account any other transactions described in this Section 8.02(b)(iii)) would be reasonably likely to have the effect of causing or permitting one or more Persons (whether or not acting in concert) to acquire directly or indirectly stock representing a Fifty-Percent or Greater Interest in SpinCo or otherwise jeopardize the Tax-Free Status of the Transactions.

(iv)       shall not, and shall not permit any SpinCo Entity (or members of their respective SAG) to sell, transfer, or otherwise dispose of or agree to, sell, transfer or otherwise dispose (including in any transaction treated for federal income tax purposes as a sale, transfer or disposition) of assets (including, any shares of capital stock of a Subsidiary) that, in the aggregate, constitute more than 30% of the gross assets of such SpinCo Entity or more than 30% of the consolidated gross assets of such SpinCo Entity and members of its respective SAG. The foregoing sentence shall not apply to (A) sales, transfers, or dispositions of assets in the Ordinary Course of Business, (B) any cash paid to acquire assets from an unrelated Person in an arm’s-length transaction, (C) any assets transferred to a Person that is disregarded as an entity separate from the transferor for federal income tax purposes or (D) any mandatory or optional repayment (or pre-payment) of any indebtedness of such SpinCo Entity (or any member of its respective SAG). The percentages of gross assets or consolidated gross assets of such SpinCo Entity or its respective SAG, as the case may be, sold, transferred, or otherwise disposed of, shall be based on the fair market value of the gross assets of such SpinCo Entity and the members of its respective SAG as of the Closing Date. For purposes of this Section 8.02(b)(iv), a merger of a SpinCo Entity (or a member of its SAG) with and into any Person shall constitute a disposition of all of the assets of such SpinCo Entity or such member.

(c)       Notwithstanding the restrictions imposed by Sections 8.02(b), during the Restriction Period, SpinCo may proceed with any of the actions or transactions described therein, if (i) SpinCo shall first have requested Rayonier to obtain a supplemental ruling in accordance with Section 8.03(a) of this Agreement to the effect that such action or transaction will not affect the Tax-Free Status of the Transactions and Rayonier shall have received such a supplemental ruling in form and substance reasonably satisfactory to it, (ii) SpinCo shall have provided to Rayonier an Unqualified Tax Opinion in form and substance reasonably satisfactory to Rayonier, or (iii) Rayonier shall have waived in writing the requirement to obtain such ruling or opinion. In determining whether a ruling or opinion is satisfactory, Rayonier shall exercise its discretion, in good faith, solely to preserve the Tax-Free Status of the Transactions and may consider, among other factors, the appropriateness of any underlying assumptions or representations used as a basis for the ruling or opinion and the views on the substantive merits. For the avoidance of doubt, SpinCo shall not be relieved of any indemnification obligation pursuant to Article V or otherwise under this Agreement as a result of having satisfied the requirements of clause (i), (ii) or (iii) of this Section 8.02(c).

(d)       Certain Issuances of Capital Stock.  If SpinCo proposes to enter into any Section 8.02(d) Acquisition Transaction or, to the extent SpinCo has the right to prohibit any Section 8.02(d) Acquisition Transaction, proposes to permit any Section 8.02(d) Acquisition Transaction to occur, in each case, during the Restriction Period, SpinCo, shall provide Rayonier, no later than ten (10) days following the signing of any written agreement with respect to any Section 8.02(d) Acquisition Transaction, with a written description of such transaction (including the type and amount of SpinCo capital stock to be issued in such transaction).

(e)       Tax Reporting.  Each of Rayonier and SpinCo covenants and agrees that it will not take, and will cause its respective Affiliates to refrain from taking, any position on any Income Tax Return that is inconsistent with the Tax-Free Status of the Transactions.

Section 8.03.  Procedures Regarding Opinion and Rulings.

(a)       If SpinCo notifies Rayonier that it desires to take one of the actions described in Sections 8.02(b) (a “Notified Action”), Rayonier shall cooperate with SpinCo and use its reasonable best efforts to seek to obtain, as expeditiously as possible, a supplemental ruling from the IRS or an Unqualified Tax Opinion for the purpose of permitting SpinCo to take the Notified Action unless Rayonier shall have waived the requirement to obtain such ruling or opinion. If such a ruling is to be sought, Rayonier shall apply for such ruling and Rayonier and SpinCo shall jointly control the process of obtaining such ruling. In no event shall Rayonier be required to file any ruling request under this Section 8.03(a) unless SpinCo represents that (i) it has read such ruling request, and (ii) all information and representations, if any, relating to any member of the SpinCo Group, contained in such ruling request documents are (subject to any qualifications therein) true, correct and complete. SpinCo shall reimburse Rayonier for all reasonable costs and expenses incurred by the Rayonier Group in obtaining a ruling or Unqualified Tax Opinion requested by SpinCo within ten (10) days after receiving an invoice from Rayonier therefor.

(b)       Rayonier shall have the right to obtain a supplemental ruling or an Unqualified Tax Opinion at any time in its sole and absolute discretion. If Rayonier determines to obtain such ruling or opinion, SpinCo shall (and shall cause each SpinCo Entity to) cooperate with Rayonier and take any and all actions reasonably requested by Rayonier in connection with obtaining such ruling or opinion (including by making any representation or reasonable covenant or providing any materials requested by the IRS or the law firm issuing such opinion); provided that SpinCo shall not be required to make (or cause a SpinCo Entity to make) any representation or covenant that is inconsistent with historical facts or as to future matters or events over which it has no control. In connection with obtaining such ruling, Rayonier shall apply for such ruling and shall have sole and exclusive control over the process of obtaining such ruling. Rayonier and SpinCo shall each bear its own costs and expenses in obtaining a ruling or Unqualified Tax Opinion requested by Rayonier.

(c)       Except as provided in Sections 6.03(a) and (b) neither SpinCo nor any SpinCo Affiliate shall seek any guidance from the IRS or any other Tax Authority (whether written, verbal or otherwise) at any time concerning the Restructuring or Distribution (including the impact of any transaction on the Restructuring or Distribution).

ARTICLE IX

COOPERATION

Section 9.01.  General Cooperation.

The Parties shall each cooperate fully (and each shall cause its respective Subsidiaries to cooperate fully) with all reasonable requests in writing (“Information Request”) from another Party hereto, or from an agent, representative or advisor to such Party, in connection with the preparation and filing of Tax Returns (including the preparation of Tax Packages), claims for Refunds, Tax Proceedings, and calculations of amounts required to be paid pursuant to this Agreement, in each case, related or attributable to or arising in connection with Taxes of any of the Parties or their respective Subsidiaries covered by this Agreement and the establishment of any reserve required in connection with any financial reporting (a “Tax Matter”). Such cooperation shall include the provision of any information reasonably necessary or helpful in connection with a Tax Matter (“Information”) and shall include, without limitation, at each Party’s own cost:

(i)       the provision of any Tax Returns of the Parties and their respective Subsidiaries, books, records (including information regarding ownership and Tax basis of property), documentation and other information relating to such Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities;

(ii)       the execution of any document (including any power of attorney) in connection with any Tax Proceedings of any of the Parties or their respective Subsidiaries, or the filing of a Tax Return or a Refund claim of the Parties or any of their respective Subsidiaries;

(iii)       the use of the Party’s reasonable best efforts to obtain any documentation in connection with a Tax Matter; and

(iv)       the use of the Party’s reasonable best efforts to obtain any Tax Returns (including accompanying schedules, related work papers, and documents), documents, books, records or other information in connection with the filing of any Tax Returns of any of the Parties or their Subsidiaries.

Each Party shall make its employees, advisors, and facilities available, without charge, on a reasonable and mutually convenient basis in connection with the foregoing matters.

Section 9.02.  Retention of Records.  Rayonier and SpinCo shall retain or cause to be retained all Tax Returns, schedules and work papers, and all material records or other documents relating thereto in their possession, until sixty (60) days after the expiration of the applicable statute of limitations (including any waivers or extensions thereof) of the taxable periods to which such Tax Returns and other documents relate or until the expiration of any additional period that any Party reasonably requests, in writing, with respect to specific material records or documents. A Party intending to destroy any material records or documents shall provide the other Party with reasonable advance notice and the opportunity to copy or take possession of such records and documents. The Parties hereto will notify each other in writing of any waivers or extensions of the applicable statute of limitations that may affect the period for which the foregoing records or other documents must be retained.

ARTICLE X

MISCELLANEOUS

Section 10.01. Dispute Resolution.

(a)       In the event of any dispute between the Parties as to any matter covered by this Agreement, the Parties shall agree as to whether such dispute shall be governed by the procedures set forth in Section 10.01(b) of this Agreement or in Article VII of the Separation and Distribution Agreement. If the Parties cannot agree within thirty (30) days from the time such dispute arises as to which procedure will govern such dispute, such disagreement shall be resolved pursuant to Article VII of the Separation and Distribution Agreement.

(b)       With respect to any dispute governed by this Section 10.01(b), the Parties shall appoint a nationally recognized “Big Four” independent public accounting firm (other than the current auditing firm of Rayonier or SpinCo) (the “Accounting Firm”) to resolve such dispute. The Parties shall cooperate in good faith in jointly selecting the Accounting Firm. If the Parties cannot agree on a nationally recognized firm within thirty (30) days from the time such dispute arises, the Parties shall appoint the firm Grant Thornton LLP to be the Accounting Firm. In this regard, the Accounting Firm shall make determinations with respect to the disputed items based solely on representations made by Rayonier and SpinCo and their respective representatives, and not by independent review, and shall function only as an expert and not as an arbitrator and shall be required to make a determination in favor of one Party only. The Parties shall require the Accounting Firm to resolve all disputes no later than fifteen (15) days after the submission of such dispute to the Accounting Firm, but in no event later than the Due Date for the payment of Taxes or the filing of the applicable Tax Return, if applicable, and agree that all decisions by the Accounting Firm with respect thereto shall be final and conclusive and binding on the Parties. The Accounting Firm shall resolve all disputes in a manner consistent with this Agreement and, to the extent not inconsistent with this Agreement, in a manner consistent with the Past Practices of Rayonier and its Subsidiaries, except as otherwise required by applicable Law. The Parties shall require the Accounting Firm to render all determinations in writing and to set forth, in reasonable detail, the basis for such determination. The fees and expenses of the Accounting Firm shall be paid by the non-prevailing Party.

Section 10.02. Tax Sharing Agreements.  All Tax sharing, indemnification and similar agreements, written or unwritten, as between Rayonier or a Rayonier Entity, on the one hand, and SpinCo or a SpinCo Entity, on the other (other than this Agreement, the Separation and Distribution Agreement, or any other Ancillary Agreement), shall be or shall have been terminated no later than the Effective Time and, after the Effective Time, none of Rayonier or a Rayonier Entity, or SpinCo or a SpinCo Entity shall have any further rights or obligations under any such Tax sharing, indemnification or similar agreement.

Section 10.03. Interest on Late Payments.  With respect to any payment between the Parties pursuant to this Agreement not made by the due date set forth in this Agreement for such payment, the outstanding amount will accrue interest at a rate per annum equal to the rate in effect for underpayments under Section 6621 of the Code from such due date to and including the earlier of the ninetieth (90th) day or the payment date and thereafter will accrue interest at a rate per annum equal to 9%.

Section 10.04. Survival of Covenants.  Except as otherwise contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Effective Time and remain in full force and effect in accordance with their applicable terms, provided, however, that the representations and warranties and all indemnification for Taxes shall survive until sixty (60) days following the expiration of the applicable statute of limitations (taking into account all extensions thereof), if any, for assessment of the Tax that gave rise to the indemnification, provided, further, that, in the event that notice for indemnification has been given within the applicable survival period, such indemnification shall survive until such time as such claim is finally resolved.

Section 10.05. Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner.

Section 10.06. Entire Agreement.  Except as otherwise expressly provided in this Agreement, this Agreement constitutes the entire agreement of the Parties hereto with respect to the subject matter of this Agreement and supersedes all prior agreements and undertakings, both written and oral, between or on behalf of the Parties hereto with respect to the subject matter of this Agreement.

Section 10.07. No Third-Party Beneficiaries.  Except as provided in Article V with respect to indemnified Parties, this Agreement is for the sole benefit of the Parties to this Agreement and their respective Subsidiaries and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.08. Specific Performance.  In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party who is or is to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, may be inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by the Parties to this Agreement.

Section 10.09. Amendment.  No provision of this Agreement may be amended or modified except by a written instrument signed by the Parties to this Agreement. No waiver by any Party of any provision of this Agreement shall be effective unless explicitly set forth in writing and executed by the Party so waiving. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other subsequent breach.

Section 10.10. Rules of Construction.  Interpretation of this Agreement shall be governed by the following rules of construction: (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires; (ii) references to the terms Article, Section, paragraph, clause, Exhibit and Schedule are references to the Articles, Sections, paragraphs, clauses, exhibits and schedules of this Agreement unless otherwise specified; (iii) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (iv) references to “$” shall mean U.S. dollars; (v) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (vi) the word “or” shall not be exclusive; (vii) references to “written” or “in writing” include in electronic form; (viii) provisions shall apply, when appropriate, to successive events and transactions; (ix) the table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (x) Rayonier and SpinCo have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts of this Agreement; and (xi) a reference to any Person includes such Person’s successors and permitted assigns.

Section 10.11. Counterparts.  This Agreement may be executed in one or more counterparts each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (PDF) shall be as effective as delivery of a manually executed counterpart of any such Agreement.

Section 10.12. Coordination with Separation and Distribution Agreement.  In the event of any inconsistency between this Agreement and the Separation and Distribution Agreement (or any Ancillary Agreement) with respect to matters addressed herein the provisions of this Agreement shall control (except to the extent set forth in Article X).

Section 10.13. Coordination with the Employee Matters Agreement.  To the extent any covenants or agreements between the Parties with respect to employee withholding Taxes are expressly set forth in the Employee Matters Agreement, such Taxes shall be governed exclusively by the Employee Matters Agreement and not by this Agreement.

Section 10.14. Governing Law.  This Agreement (and any claims or disputes arising out of or related hereto or to the transactions contemplated hereby or to the inducement of any Party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware, irrespective of the choice of Laws principles of the State of Delaware, including all matters of validity, construction, effect, enforceability, performance and remedies.

Section 10.15. Assignability.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Party may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other Party hereto; provided, however, that each Party may assign all of its rights and obligations under this Agreement to any of its Subsidiaries; provided, further, that no such assignment shall release the assigning Party from any of its liabilities or obligations under this Agreement. Notwithstanding the foregoing, no consent for assignment shall be required for the assignment of a Party’s rights and obligations under this Agreement, the Separation and Distribution Agreement and all other Ancillary Agreements in whole (i.e., the assignment of a party’s rights and obligations under this Agreement and all Ancillary Agreements all at the same time) in connection with a change of control of a Party so long as the resulting, surviving or transferee Person assumes all the obligations of the relevant Party by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party. Nothing herein is intended to, or shall be construed to, prohibit either Party or any of its Subsidiaries from being party to or undertaking a transaction that would result in a change of control.

Section 10.16. Notices.  Any notice, demand, claim or other communication under this Agreement will be in writing and will be deemed to have been given (a) on delivery if delivered personally; (b) on the date on which delivery thereof is guaranteed by the carrier if delivered by a national courier guaranteeing delivery with an fixed number of days of sending; or (c) on the date of facsimile transmission thereof if delivery is confirmed, but, in each case, only if addressed to the Parties in the following manner at the following addresses or facsimile numbers (or at the other address or other number as a Party may specify by notice to the others):

If to Rayonier, to:

Rayonier Inc.

1301 Riverplace Boulevard, Suite 2300

Jacksonville, FL 32207

Attention: General Counsel

Facsimile: (904) 598-2250

Rayonier Inc.

1301 Riverplace Boulevard, Suite 2300

Jacksonville, FL 32207

Attention: Chief Financial Officer

Facsimile: (904) 357-9101

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention: Joshua M. Holmes

Facsimile: (212) 403-2000

If to SpinCo, to:

Rayonier Holding Company

1301 Riverplace Boulevard, Suite [—]

Jacksonville, FL 32207

Attention: General Counsel

Facsimile: [—]

Rayonier Holding Company

1301 Riverplace Boulevard, Suite [—]

Jacksonville, FL 32207

Attention: Chief Financial Officer

Facsimile: [—]

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention: Joshua M. Holmes

Facsimile: (212) 403-2000

Section 10.17. Effective Date.  This Agreement shall become effective only upon the occurrence of the Distribution.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

RAYONIER INC.

By
Name:
Title:

RAYONIER HOLDING COMPANY

By
Name:
Title: